UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)             December 7, 2004

Polaroid Holding Company

(Exact name of registrant as specified in its charter)

Delaware	000-50661	22-3856538
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1265 Main Street, Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code            (781) 386-2000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement

On December 8, 2004, Polaroid Holding Company (the “Company”), on its own behalf and as Obligors’ Agent on behalf of each other Loan Party, Citicorp USA, Inc., as Domestic Administrative Agent, Bank of America, N.A., as Foreign Administrative Agent and the other lenders party thereto entered into an Eighth Waiver and Amendment Letter (the “Eighth Amendment”) to the Credit Agreement, dated as of July 29, 2002, as amended, (the “Credit Agreement”).   The Eighth Amendment amends the Credit Agreement to expand the definition of Cash Equivalents, allow for the provision of, inter alia, ACH Lines, and investment in overseas money funds, limit the amount of negative Cash Flow of the Group, and provide for a one time payment of a dividend or other distribution to the preferred shareholders of the Company to permit the Company’s redemption of its Series A 8.0% Cumulative Compounding Preferred Stock, par value $.001 per share (the “Series A Preferred Stock”).

The foregoing description of the Eighth Amendment is qualified in its entirety by reference to Exhibit 10.1 below and the Credit Agreement.

Item 8.01.              Other Events

On December 7, 2004, the Company determined, subject to approval of the lenders under the Credit Agreement which was received on December 8, 2004, to redeem all of the remaining outstanding shares of its Series A Preferred Stock. The redemption date of the Series A Preferred Stock will be December 27, 2004 (the “Redemption Date”), and the redemption price will be the liquidation preference of $101.69 per share of Series A Preferred Stock as of June 30, 2004, plus accrued and unpaid dividends from June 30, 2004 through the Redemption Date, for a total of $105.69 per share (the “Redemption Price”).

Dividends on the Series A Preferred Stock will cease to accrue on the Redemption Date, and all rights of the holders in respect of such Series A Preferred Stock being redeemed will terminate, except for the right to receive the Redemption Price without interest thereon.

The Company will mail, on or about December 15, 2004, the notice of redemption and related materials to holders of record of the Series A Preferred Stock on December 14, 2004. Shares of the Series A Preferred Stock called for redemption are to be surrendered to American Stock Transfer & Trust Company, as redemption agent, for payment of the Redemption Price, by mail, by hand or by overnight delivery at the addresses set forth in the letter of transmittal that will accompany the notice of redemption. Questions relating to, and requests for additional copies of, the notice of redemption and the related materials should be directed to American Stock Transfer & Trust Company, at 1-877-248-6417.

This press release contains forward-looking statements. The statements regarding the Company contained in this report that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes” or “plans,” or comparable terminology, are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to the Company that could cause such material differences are identified and discussed from time to time in the Company’s filings with the Securities and Exchange Commission.

The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any future disclosure the Company makes on related subjects in future reports to the SEC.

Item 9.01               Financial Statements and Exhibits

                (c)           Exhibits

                10.1         Eighth Waiver and Amendment Letter to the Credit Agreement, dated December 8, 2004, between Polaroid Holding Company, for itself and as Obligors’ Agent on behalf of each other Loan Party, and Citicorp USA, Inc., as Domestic Administrative Agent, Bank of America, N.A., as Foreign Administrative Agent and the other lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLAROID HOLDING COMPANY

Dated: December 10, 2004	By:	/s/ William L. Flaherty
William L. Flaherty
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1

Eighth Waiver and Amendment Letter to the Credit Agreement, dated December 8, 2004, between Polaroid Holding Company, for itself and as Obligors’ Agent on behalf of each other Loan Party, and Citicorp USA, Inc., as Domestic Administrative Agent, Bank of America, N.A., as Foreign Administrative Agent and the other lenders party thereto.